Free Writing Prospectus Dated April 13, 2011	Filed pursuant to Rule 433 Registration Statement No. 333-173280

BOX SHIPS INC.

ISSUER FREE WRITING PROSPECTUS

Initial Fleet Financing

To the extent that the amount of net proceeds we receive from this offering is less than the estimated amount in the preliminary prospectus to which this free writing prospectus relates, we will need to draw down amounts under our unsecured credit facility with Paragon Shipping to fund the acquisition of our Initial Fleet. This would increase our interest expense, reduce our operating cash flow available to make dividend payments and reduce the availability of borrowing capacity under this unsecured credit facility.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from UBS Investment Bank at 299 Park Avenue, New York, New York 10171, Attention: Prospectus Department; phone: (888) 827-7275, or from Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, telephone (866) 718-1649, or by e-mailing prospectus@morganstanley.com. You may also access the issuer’s most recent preliminary prospectus dated April 4, 2011 included in the registration statement on Form F-1, as filed with the SEC on EDGAR on April 4, 2011 through the following link: http://www.sec.gov/Archives/edgar/data/1504795/000119312511087413/df1.htm.